Exhibit 99.1

Seattle Genetics Reports Second Quarter 2006 Financial Results and Pipeline Progress

Conference call today at 5:00 p.m. ET

Bothell, WA — July 25, 2006 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported results for the second quarter ended June 30, 2006.

“During the quarter, we continued to advance our diverse pipeline of clinical-stage cancer therapies,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “Most notably, we reported encouraging data demonstrating clinical activity of SGN-40 in a phase I study for patients with non-Hodgkin’s lymphoma. Based on these data, we plan to advance SGN-40 into phase II clinical development in the second half of the year. In addition, we recently submitted an IND for SGN-35 to the FDA, positioning us to initiate a phase I clinical trial this year. We plan to report data from our clinical programs at the ASH annual meeting in December, which we believe will demonstrate the progress and potential of our product pipeline.”

Revenues for the second quarter of 2006 were $2.8 million, compared to $2.2 million in the second quarter of 2005. For the first six months of 2006, revenues were $5.0 million, compared to $4.8 million for the same period in 2005. Revenues are generated from fees and milestones earned through the company’s antibody-drug conjugate (ADC) technology collaborations.

Total operating expenses for the second quarter of 2006 were $12.4 million, compared to $11.2 million for the second quarter of 2005. For the first six months of 2006, total operating expenses were $24.0 million, compared to $22.0 million in the first six months of 2005. The increases in both periods were driven by higher noncash stock-based compensation expense, as well as higher employee costs. Contract manufacturing costs were lower for the periods in 2006 due to the timing of manufacturing campaigns.

Net loss for the second quarter of 2006 was $8.6 million, or $0.17 per share, compared to $8.4 million, or $0.20 per share, for the same period in 2005. For the six months ended June 30, 2006, net loss was $17.3 million, or $0.37 per share, compared to $15.9 million, or $0.38 per share, for the same period in 2005.

As of June 30, 2006, Seattle Genetics had $104.1 million in cash and investments, compared to $70.4 million as of March 31, 2006. The increase includes net proceeds of approximately $43.1 million from the company’s common stock financings that closed during the second quarter.

Recent highlights include:

•	Reporting encouraging data from a phase I clinical trial of SGN-40 demonstrating antitumor activity in non-Hodgkin’s lymphoma at the American Society of Clinical Oncology (ASCO) Annual Meeting. SGN-40 induced five objective responses in heavily pretreated patients, including four partial responses and one complete response. Four of the five objective responses were in patients with aggressive subtypes of non-Hodgkin’s lymphoma, including three with diffuse large B-cell lymphoma and one with mantle cell lymphoma. The company plans to advance SGN-40 into a single-agent phase II clinical trial for patients with aggressive non-Hodgkin’s lymphoma during the second half of 2006, and is evaluating additional trials combining SGN-40 with other agents.

•	Submitting an Investigational New Drug (IND) application for SGN-35 to the U.S. Food and Drug Administration (FDA) to support initiation of a phase I clinical trial in the second half of 2006 for patients with Hodgkin’s disease and other CD30-positive hematologic malignancies. SGN-35 is an ADC comprised of an anti-CD30 monoclonal antibody linked to monomethyl auristatin E, a potent cell-killing drug using Seattle Genetics’ proprietary ADC technology.

•	Achieving a milestone payment under the collaboration agreement with CuraGen, which was triggered by initiation of a phase I clinical trial by CuraGen for its lead ADC product candidate, CR011-vcMMAE, for the treatment of metastatic melanoma.

•	Naming Pamela A. Trail, Ph.D., as Chief Scientific Officer. Dr. Trail is a pharmaceutical industry veteran with nearly 20 years of research, development and management experience at Bayer and Bristol-Myers Squibb.

•	Closing common stock financings resulting in net proceeds to the company of approximately $43.1 million.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 2:00 p.m. Pacific Time (PT); 5:00 p.m. Eastern Time (ET). The live event will be available from the Seattle Genetics website at www.seattlegenetics.com, under the News and Investor Information section, or by calling (800) 240-7305 (domestic) or (303) 262-2139 (international). A replay of the discussion will be available beginning at approximately 4:00 p.m. PT today from the Seattle Genetics website or by calling (800) 405-2236 (domestic) or (303) 590-3000 (international), using passcode 11065923. The telephone replay will be available until 4:00 p.m. PT on July 27, 2006.

About Seattle Genetics

Seattle Genetics is a biotechnology company developing monoclonal antibody-based therapies for the treatment of multiple types of cancer, including non-Hodgkin’s lymphoma, multiple myeloma, acute myeloid leukemia and Hodgkin’s disease. The company has also developed proprietary antibody-drug conjugate (ADC) technology comprised of highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. Seattle Genetics currently has license agreements for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen and MedImmune. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to the company’s expectations for initiation of future clinical trials, generation of clinical data and future pipeline growth. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials and the risks inherent in early stage development of drug products. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Peggy Pinkston, Corporate Communications

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Condensed Statements of Operations

(Unaudited)

(In thousands except per share amounts)

	Three months ended June 30		Six months ended June 30,
	2006	2005	2006	2005
Revenues	$2,840	$2,200	$4,981	$4,806
Expenses
Research and development	10,007	9,365	19,258	18,340
General and administrative	2,402	1,857	4,709	3,702

Total operating expenses	12,409	11,222	23,967	22,042

Loss from operations	(9,569)	(9,022)	(18,986)	(17,236)
Investment income, net	926	662	1,640	1,323

Net loss	$(8,643)	$(8,360)	$(17,346)	$(15,913)

Basic and diluted net loss per share	$(0.17)	$(0.20)	$(0.37)	$(0.38)

Weighted-average shares used in computing basic and diluted net loss per share	50,077	42,187	46,269	42,127

Seattle Genetics, Inc.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2006	December 31, 2005
Assets
Current assets
Cash, cash equivalents and short-term investments	$97,073	$42,471
Other current assets	3,178	1,675

Total current assets	100,251	44,146
Property and equipment, net	8,018	8,532
Long-term investments	6,983	36,736
Restricted investments	488	605

Total assets	$115,740	$90,019

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$5,014	$5,045
Deferred revenue	5,190	6,053

Total current liabilities	10,204	11,098

Deferred rent	522	513
Deferred revenue, net of current portion	1,201	2,950

Total long-term liabilities	1,723	3,463

Stockholders’ equity	103,813	75,458

Total liabilities and stockholders’ equity	$115,740	$90,019